Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Metropolitan Bank Holding Corp. and Subsidiary on Form S-1 of our report dated August 31, 2017 on the consolidated financial statements of Metropolitan Bank Holding Corp. and Subsidiary and to the reference to us under the heading "Experts" in the prospectus.

Crowe Horwath LLP

Livingston, New Jersey

October 2, 2017